OFFER TO PURCHASE FOR CASH
            UP TO 943,704 OF THE OUTSTANDING SHARES OF COMMON STOCK (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                 NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.

                                       AT

                              $20.00 NET PER SHARE

                             ---------------------

                                                                 October 1, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by Neuberger Berman Real Estate Income Fund Inc. (the "Fund"), a Maryland corporation, to act as Depositary in connection with its offer to purchase up to 943,704 of its outstanding shares of common stock, par value $0.0001 per share (the "Common Shares"), at $20.00 per Common Share net to the seller in cash, upon the terms and subject to the conditions set forth in the Fund's Offer to Purchase dated October 1, 2004 and the related Letter of Transmittal (which together constitute the "Fund Offer"). All Common Shares tendered and purchased will include the tender and purchase of the associated Common Share purchase rights issued pursuant to the Rights Agreement between the Fund and The Bank of New York, as rights agent, dated September 23, 2004, and unless the context otherwise requires, all references in this document to Common Shares include the associated Common Share purchase rights.

    For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  Offer to Purchase dated October 1, 2004;

        2. Letter of Transmittal for your use and for the information of your clients, together with GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 providing information relating to backup federal income tax withholding;

        3. Notice of Guaranteed Delivery to be used to accept the Fund Offer if the Common Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase); and

        4. A form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Fund Offer.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    THE FUND OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 29, 2004, UNLESS THE FUND OFFER IS EXTENDED.

    The Fund will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Common Shares pursuant to the Fund Offer. The Fund will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Fund will pay all stock transfer taxes applicable to its purchase of Common Shares pursuant to the Fund Offer, subject to Instruction 6 of the Letter of Transmittal.
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    In order to accept the Fund Offer, a duly executed and properly completed
Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Common Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Friday, October 29, 2004.

    Any inquiries you may have with respect to the Fund Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          The Bank of New York

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF NEUBERGER BERMAN REAL ESTATE INCOME FUND INC., THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE FUND OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.